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                                                                    Exhibit 99.1


Media Contacts: Karen Randall
(864)597-8440
Debbie Atkins
(864)597-8361

Investor Contact:  Larry Gosnell
(864)597-8658

                             FOR IMMEDIATE RELEASE

FLAGSTAR COMPLETES PURCHASE OF COCO'S AND CARROWS, NAMES SHIPMAN PRESIDENT

SPARTANBURG, S.C., May 23 -- Flagstar Companies, Inc. (NASDAQ:FLST) announced today it has completed the acquisition of the Coco's and Carrows restaurant chains with nearly 350 restaurants and named Mark L. Shipman president of the newly-acquired subsidiaries.

The $306.5 million acquisition from Family Restaurants, Inc. of Irvine, Calif. increases Flagstar's company and franchise restaurants nationwide to over 2,900 locations with annual revenues of nearly $3 billion and approximately 100,000 employees. In addition to Coco's and Carrows, Flagstar also operates restaurants under the Denny's, Hardee's, Quincy's Family Steakhouse, and El Pollo Loco brands. More than 800 Flagstar units are in California.


"The acquisition of Coco's and Carrows gives us a significant increase in market presence, especially in California, and provides Flagstar with additional consolidated revenue as part of our strategy to deleverage our balance sheet," said James B. Adamson, chairman and chief executive officer of Flagstar.

"Mark has consistently demonstrated his passion for the business and outstanding leadership ability during his 23-year career at Denny's and Flagstar. In addition, his strong restaurant experience and knowledge of the market make him the ideal president to lead our two newest brands," Adamson said.

Shipman, 46, a native of Southern California, will return to the state to operate Coco's and Carrows, which will continue to be based in Irvine. Most recently, Shipman was vice president of acquisitions and development for Flagstar and played a major role in identifying the Coco's and Carrows acquisition and leading the transition team through closing.

Shipman began his career with the company in 1973 as a late-night cook at a Denny's in Southern California. He has experience in all phases of Denny's operations in several parts of the United States, as well as key staff positions at Denny's and Flagstar. In 1991, he was promoted to vice president of Denny's operations, responsible for 750 restaurants. In 1995, Shipman served on a re-engineering project team to improve Flagstar's technology and work processes. He attended the University of Arkansas.

"Coco's and Carrows are currently strong regional brands, and we have ambitious plans to grow them while maintaining their individual identities," Shipman said. "Our initial growth will be through franchising and licensing in the United States as well as international markets. Coco's and Carrows have talented employees who are committed to the customer and to strengthening the brands."

Coco's is a bakery restaurant chain with 170 units, primarily in California, with additional locations in Arizona, Texas, Washington, Colorado, and Missouri. Carrows specializes in traditional American food offering generous portions at moderate prices. Carrows operates 157 restaurants, primarily in California, with additional locations in Arizona, Texas, Oregon, Nevada, Washington and New Mexico.

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The agreement also includes licensing rights for over 260 Coco's restaurants that operate in Tokyo and Korea. In addition, Flagstar has purchased jojos restaurants, a chain of 17 family restaurants in Texas and Indiana.

Flagstar, one of the nation's largest restaurant companies, owns and operates over 2,900 moderately priced restaurants. Flagstar owns and operates Coco's, Carrows, Denny's, Quincy's Family Steakhouse and El Pollo Loco restaurants and is the largest franchisee of Hardee's restaurants.